Exhibit 2.1
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
ROADHOUSE GRILL, INC., STEAKHOUSE PARTNERS, INC., AND RGI ACQUISITION CORP. have previously entered into that certain Agreement and Plan of Merger dated November 17, 2005 (the “Agreement”). The parties hereby agree to amend the Agreement as follows:
Section 9.01(b)(i) of the Agreement is hereby amended to read as follows:
Section 9.01 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(b) by either the Company or Acquiror, if:
                              (i) the Merger has not been consummated on or before 5:00 p.m. (E.S.T.) on March 6, 2006;
Except as set forth above, all other terms, provisions and conditions of the Agreement shall continue in full force and effect, and the terms of this Amendment are hereby incorporated therein and made a full part thereof.
Executed this 1st day of March, 2006.

ROADHOUSE GRILL, INC.	STEAKHOUSE PARTNERS, INC.

By: /s/ Ayman Sabi	By: /s/ A. Stone Douglass

Name: Ayman Sabi	Name: A. Stone Douglass
Title: President and Chief Executive Officer	Title: Chairman and Chief Executive Officer

RGI ACQUISITION CORP.

By: /s/ A. Stone Douglass
Name: A. Stone Douglass
Name: A. Stone Douglass
Title: Authorized Officer